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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      AUSA Endeavor Target Account

Address of Principal       666 Fifth Avenue
Business Office:           New York, NY  10103

Telephone Number:          212-246-5234

Name and address of agent  Frank A. Camp, Esq.
for service of process:    AUSA Life Insurance Company, Inc.
                           4333 Edgewood Road, N.E.
                           Cedar Rapids, Iowa  52499

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES  X    NO
    ---      ---

  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Corona Del Mar and state of California on the 22nd day of April, 1999.


[SEAL]                                     AUSA ENDEAVOR TARGET ACCOUNT

                                           By:   /s/  Vincent J. McGuinness, Jr.
                                                 -------------------------------
                                                 Vincent J. McGuinness, Jr.
                                                 President


Attest:  /s/ Pam Shelton
         ---------------

Title:  Secretary
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